Exhibit 5.1

[ON COOLEY GODWARD LLP LETTERHEAD]

December 17, 2004

ViroLogic, Inc.

345 Oyster Point Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ViroLogic, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the offering of (i) up to 12,500,000 shares of the Company’s Common Stock, $.001 par value per share, pursuant to its 2004 Equity Incentive Plan (the “EIP Plan”), (ii) up to 1,000,000 shares of the Company’s Common Stock, $.001 par value per share, pursuant to its 2000 Employee Stock Purchase Plan (the “ESPP Plan”), and (iii) up to 863,154 shares of the Company’s Common Stock, $.001 par value per share, and up to 863,154 Contingent Value Rights to be issued pursuant to the exercise of stock options issued under the ACLARA BioSciences, Inc. NQ03 Stock Plan Non-Statutory Stock Option Agreement (the NQ03 Plan”) and up to 5,752,824 shares of the Company’s Common Stock, $.001 par value per share (collectively the “Shares”) and up to 5,752,824 Contingent Value Rights (collectively the “CVRs”), to be issued pursuant to the exercise of stock options issued under the ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan (the “1997 Plan” and together with the EIP Plan, ESPP Plan and NQ03 Plan, the “Plans”) which options were assumed by the Company pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of May 28, 2004 (the “Merger Agreement”), as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated as of October 18, 2004 (the “Merger Amendment”).

In connection with this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and By-laws, as amended, The Merger Agreement, the Merger Amendment and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

2.	The CVRs, when sold and issued in accordance with the 1997 Plan, NQ03 Plan and the Registration Statement, will be validly issued and will constitute binding obligations of the Company except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights, and by general principles of equity.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki